Contacts: West Pharmaceutical Services, Inc. Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors & Financial Media: Financial Dynamics Julie Huang/Theresa Kelleher (212) 850-5600 wst@fd-us.com	Media: Schwartz Communications Risa Burgess (781) 684-0770 westpharma@schwartz-pr.com

Exhibit 99.1

WEST PHARMACEUTICAL SERVICES ANNOUNCES

SECOND QUARTER 2007 RESULTS

-Earns $0.68 per diluted share from continuing operations excluding tax gain -

- Sales 9.8% higher -

- Reconfirms Guidance for 2007 -

- Conference Call to be Held at 9:00 a.m. EST Today -

LIONVILLE, PA., August 2, 2007 – West Pharmaceutical Services, Inc. (NYSE: WST), the global market leader in closure systems and syringe components for use with injectable drugs, today announced the results of operations for the three and six months ended June 30, 2007. Consolidated sales in the second quarter were $263.7 million, a 9.8% increase (3.8% due to stronger foreign currency) over the second quarter of 2006. Earnings per diluted share from continuing operations grew to $0.74 in the quarter, including $0.06 per share of discrete tax benefits recognized in the quarter, up from $0.62 per diluted share in the prior year period.

The Company reconfirmed its full year 2007 guidance, including sales of approximately $1.0 billion, and earnings per diluted share from continuing operations to be between $2.27 and $2.37.

“West’s second quarter improvement was strong considering that the comparable quarter of 2006 was, by a wide margin, our strongest ever to that point” said Donald E. Morel, Jr., Ph.D., West’s Chairman and Chief Executive Officer. “Sales will continue to grow in line with our expectations for 2007. Profitability will be impacted in the second half of this year by some customer-driven changes in the expected product mix and by efficiency issues. We are managing multiple facility expansions in order to build needed capacity to satisfy forecasted growth, while concurrently trying to meet record demand in key product lines. We are working through these near-term issues and continue to expect that our 2007 earnings per share will be approximately 20% better than last year.”

Pharmaceutical Systems Business Segment

Second quarter sales for the Pharmaceutical Systems business segment were $189.3 million, 13.8% higher than the prior year period (5.1% due to stronger foreign currencies). European sales represented 51% of total segment sales and accounted for $17.0 million of the segment’s $22.9 million of sales growth, benefiting from increased sales of FluroTec® coated prefillable syringe components and products employing the Company’s Westar® post-production processing, as well as the stronger European currencies, which added $6.7 million to that region’s sales in the quarter. Sales grew in each of the Company’s remaining geographic regions, but at a more modest pace, including 3.5% growth in North America, where growth was also driven by sales of coated components and Westar processing.

Gross profit improved by 10.6% in the quarter, to $67.0 million, while gross margin declined by one margin point, to 35.4% compared to the same period last year. The margin decline was attributed to higher manufacturing-related costs, primarily higher labor costs and production inefficiencies associated with maintaining very high production levels in key European facilities, particularly those that are simultaneously undergoing capacity expansions. Higher selling prices and a continuing improvement in product mix were sufficient to offset higher labor, material and energy costs but did not compensate for the incremental depreciation, overtime and quality-related costs in the period.

The Pharmaceutical Systems business segment operating profit was $39.8 million in the quarter, compared to $38.0 million in the second quarter of 2006. Currency translation accounted for $1.8 million of operating profit. SG&A costs included a $1.0 million currency-related increase, and other increases were the result of increased employment and third-party service provider costs, primarily in the sales, marketing, and information technology functions.

Research spending in the quarter increased by $1.3 million over the prior year period. The increase primarily reflects higher personnel spending for the Innovation Group, which serves both of the Company’s business segments, and is responsible for developing proprietary products.

The Tech Group Business Segment

Tech Group segment sales were $77.7 million in the quarter, slightly higher than the $76.5 million reported for the second quarter of 2006. Revenue from the production of the Exubera® Inhaler was $10.2 million, compared to $8.7 million in the prior year period. Sales from the production of other pharmaceutical and medical devices grew by $5.5 million. Those sales gains were substantially offset by lower sales of tooling and of consumer and industrial products, netting the segment sales growth to 1.5% for the quarter (0.8% due to currency) when compared to the prior year quarter.

As a result of the current slow growth in the end-market sales of the Exubera Inhaler and at the customer’s request, the Company agreed to scale back production beginning in the third quarter of this year. Under the terms of the “cost-plus” production agreement for this product, the costs associated with the reduction in the labor force at the facility are being borne by the customer.

Gross profit in the segment was $9.7 million, or 12.5% of sales, compared to $10.5 million, or 13.8% of sales in the prior year quarter. The margin decline was attributed primarily to the costs and inefficiencies associated with the relocation and expansion of the segment’s Michigan manufacturing facility, which includes substantial production that is being transferred to The Tech Group from a customer’s facility. Those changes are expected to be completed during the third quarter of this year. Other changes, including continued underutilization of tooling capacity, and higher utility and labor costs, were offset by an overall improvement in product mix, particularly attributable to higher Exubera sales in the quarter and to production supporting two over-the-counter healthcare products that were not being produced in the prior year period.

Operating profit in the segment was $3.5 million, compared to $4.7 million in the 2006 quarter. SG&A was $0.8 million higher than the prior year quarter as a result of a customer contract reserve, higher staffing in the supply chain management and human resources support functions, and lower third party sales commissions received under an expiring agreement with a former affiliate of the acquired Tech Group.

Corporate and Other Unallocated Costs

Overall selling, general and administrative costs remained at 14.5% of sales in the quarter despite increased spending in the business segments, because other corporate costs declined. US pension costs declined by $0.7 million as a result of changes in the Company’s plans that were effective at the end of 2006, and stock-based compensation expense was $0.8 million lower than in the prior year quarter. Other unallocated corporate costs declined by $0.7 million, to $4.9 million in the quarter, primarily due to lower incentive compensation costs.

Net interest expense was $1.7 million in the quarter, down from $2.8 million, primarily as a result of the issuance of $161.5 million of 4% subordinated convertible debentures, primarily in the first quarter, but including $11.5 million issued in the second quarter of this year. Proceeds from the debentures were used to pay down higher cost revolving credit facility debt or invested at current interest rates, which exceed the borrowing cost on the debentures. The issuance of the securities and application of proceeds had no significant impact on fully diluted earnings per share in the quarter, which is computed by including the shares underlying the convertible debentures as if converted into common shares from the dates of issuance.

Income tax expense was $2.2 million lower in the period compared to the second quarter of 2006, primarily as a result of tax planning that resulted in the recognition of credits for research and development spending and US tax credits for foreign taxes paid in earlier years, which together lowered tax costs by $2.5 million, or $0.06 per diluted share. The projected effective tax rate applicable to 2007 results was also reduced, from 30.1% to 29.3%.

Outlook

The following forward-looking information is being provided as a convenience to investors. The projections are based upon numerous assumptions, which West Pharmaceutical Services believes to be reasonable, and involve numerous factors, many of which the Company cannot control. Consequently, actual results may differ materially from the guidance and objectives described below. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the Safe Harbor Statement that follows.

Consistent with its previous guidance, the Company continues to expect to earn between $2.27 and $2.37 per diluted share from continuing operations for the full year 2007 on total sales of approximately $1.0 billion. Sales for the full year are expected to be above prior expectations for the Company’s Pharmaceutical Systems segment with those sales gains being offset by somewhat lower annual sales in the Tech Group.

“In the near term, we remain focused on improving overall profitability in the Tech Group and on getting the new European and Asian capacity on line in order to eliminate production constraints and inefficiencies,” Dr. Morel said. “We think the investments we are making this year in capacity and in product development will serve the needs of our customers and contribute to our growth over the next few years. Regarding acquisitions, we will continue to look for other businesses and product opportunities that will fit strategically and further augment the Company’s many growth opportunities.”

The following notable events have occurred since the Company’s last guidance update and are reflected in the Company’s current guidance. These include:

•	Expected 2007 revenues from the Exubera Inhaler are now expected to be approximately $33.0 million as a result of prospective order reductions.

•

The Company was notified by a significant customer for its coated pharmaceutical components that it is likely to reduce its requirements for those products, as it plans to reduce its inventory of components and finished goods. The Company is maintaining its overall sales expectations but the risk associated with the overall profitability of the Company’s product-sales mix has increased.

•

As a result of planned increases in research and development activities, the Company is increasing its R&D spending expectations for the year from approximately $14 million to approximately $17 million. The additional spending is focused on further development of pen injector technology acquired in the first quarter of 2007 and on pharmaceutical containers and devices incorporating the Daikyo Crystal Zenith® resin in-licensed from the Company’s Japanese affiliate, Daikyo Seiko, Ltd.

The Company’s guidance continues to include an expected gross margin on consolidated annual sales of 29%. Anticipated 2007 gross margins are approximately 34.5% in Pharmaceutical Systems, unchanged from the Company’s earlier guidance, and 14.7% in The Tech Group, or slightly lower than prior guidance for that business segment. The expectation includes the effects of expected improvement to margins at The Tech Group through the remainder of the year associated with an overall improving sales mix and more economical plant utilization, particularly at the new Michigan facility.

The Company’s 2007 guidance also incorporates, among other things, the following expectations and assumptions: the successful conclusion of the negotiations of several key customer contracts in the second half of the year; and, in addition to the dilutive effects of the shares that would be issued upon conversion of the 4% convertible subordinated debentures that were issued in 2007, further earnings per share dilution from an increase in shares outstanding of approximately one million, primarily as a result of stock-based compensation plans.

The Company’s plans for geographic and capacity expansions in China and, to a lesser extent, in Europe have been the subject of delays in receiving approvals from national and local governments. Earlier guidance on capital spending for the year included approximately $14.0 million for the China facility, some of which is now likely to be partially delayed. Estimates of other capital spending focused on production capacity expansion and improvements have increased. The Company currently expects 2007 capital spending to be between $120 million and $130 million.

West to Host Earnings Conference Call

The Company will host its regular quarterly earnings release call, which is scheduled for Thursday, August 2, 2007 at 9:00 a.m. eastern standard time. To participate in the call please dial 1-888-843-9981 (toll free) or 1-210-839-8506 and enter the passcode WST when prompted. A live broadcast and an online archive of the conference call will be available at the Company’s web site, http://www.westpharma.com/, in the “Investor” section. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. An archive of the broadcast will be available at the site two hours after the live call and will be available through Thursday, August 16,2007, by dialing (800) 337-6560 or (402) 220-9658 and entering conference ID# 1411121.

About West Pharmaceutical Services, Inc.

West Pharmaceutical Services, Inc. is the world’s premier manufacturer of components and systems for injectable drug delivery, including stoppers and seals for vials, and closures and disposable components used in syringe, IV and blood collection systems. The Company also provides products with application to the personal care, food and beverage markets. West’s customers include the world’s leading pharmaceutical, biotechnology, generic drug and medical device producers. Headquartered in Lionville, Pennsylvania, West Pharmaceutical Services supports its partners and customers from 50 locations throughout North America, South America, Europe, Mexico, Japan, Asia and Australia. For more information, visit West at http://www.westpharma.com.

Safe Harbor Statement

This press release contains some forward-looking statements that set forth anticipated results based on management’s plans and assumptions. Such statements give our current expectations or forecasts of future events – they do not relate strictly to historical or current facts. We have tried, wherever possible, to identify such statements by using words such as “estimate,” “expect,” “intend,” “believe,” “plan,” “anticipate” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or condition.

We cannot guarantee that any forward-looking statement will be realized. If known or unknown risks or uncertainties materialize, or if underlying assumptions are inaccurate, actual results could differ materially from past results and those expressed or implied in any forward-looking statement. You should bear this in mind as you consider forward-looking statements. We cannot predict or identify all such risks and uncertainties, but factors that could cause the actual results to differ materially from expected and historical results include the following: Sales demand; the timing, regulatory approval and commercial success of customers’ products incorporating our products and services, including specifically, the Exubera® Inhalation-Powder insulin device; customers’ changes to inventory requirements and manufacturing plans that alter existing orders or ordering patterns for our products; our ability to pass raw-material cost increases on to customers through price increases; maintaining or improving production efficiencies and overhead absorption; physical limits on manufacturing capacity that may limit our ability to satisfy anticipated demand; the timeliness and effects of capacity expansions, including the effects of delays associated with construction, availability and price of capital goods, and necessary internal, governmental and customer approvals; the availability of labor to meet increased demand; competition from other providers; the timely and successful negotiations of sales contracts with four of the Company’s largest customers during the second half of 2007, average profitability, or mix, of products sold in any reporting period; financial performance of unconsolidated affiliates; strength of the U.S. dollar in relation to other currencies, particularly the Euro, UK Pound, Danish Krone, Japanese Yen and Singapore Dollar; changing interest rates and investment returns that can affect the Company’s cost of funds and return on invested funds; interruptions or weaknesses in our supply chain, which could cause delivery delays or restrict the availability of raw materials and key bought-in components and finished products; raw-material price escalation, particularly petroleum-based raw materials, and energy costs; availability and pricing of raw materials that may be affected by vendor concerns with exposure to product-related liability; and, changes in tax law or loss of beneficial tax incentives.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

All trademarks and registered trademarks are the property of West Pharmaceutical Services, Inc., in the United States and other jurisdictions, unless noted otherwise.

FluroTec® technology and Daikyo Crystal Zenith® are licensed from Daikyo Seiko, Ltd.

Exubera® is a registered trademark of Pfizer, Inc.

[TABLES FOLLOW]

WEST PHARMACEUTICAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share data)

			Three Months Ended			Six Months Ended
		June 30, 2007		June 30, 2006		June 30, 2007		June 30, 2006
Net sales	$263.7	100%	$240.2	100%	$521.3	100%	$463.0	100%
Cost of goods sold	187.0	71	169.1	70	364.2	70	324.2	70
Gross profit	76.7	29	71.1	30	157.1	30	138.8	30
Research and development	3.8	1	2.6	1	7.4	1	5.1	1
Selling, general and administrative expenses	38.2	15	34.9	15	75.2	15	71.2	15
Other expense, net	(0.2)	—	1.5	1	0.1	—	2.2	1
Operating profit	34.9	13	32.1	13	74.4	14	60.3	13
Loss on debt extinguishment	—	—	—	—	—	—	5.9	1
Interest expense, net	1.7	—	2.8	1	3.9	1	5.8	2
Income before income taxes and minority interests	33.2	13	29.3	12	70.5	13	48.6	10
Provision for income taxes	7.0	3	9.2	4	18.2	3	14.5	3
Minority interests	0.1	—	0.1	—	0.2	—	0.2	—
Income from consolidated operations	26.1	10%	20.0	8%	52.1	10%	33.9	7%
Equity in net income of affiliated companies	0.4		0.7		0.9		1.1
Income from continuing operations	26.5		20.7		53.0		35.0
Discontinued operations, net of tax	(0.5)		—		(0.5)		3.8
Net income	$26.0		$20.7		$52.5		$38.8
Net income per share:
Basic:
Continuing operations	$0.80		$0.64		$1.61		$1.10
Discontinued operations	(0.01)		—		(0.01)		0.12
	$0.79		$0.64		$1.60		$1.22
Assuming dilution:
Continuing operations	$0.74		$0.62		$1.51		$1.05
Discontinued operations	(0.01)		—		(0.01)		0.11

	$0.73	$0.62	$1.50	$1.16
Average common shares outstanding	32.9	32.1	32.8	31.9
Average shares assuming dilution	37.1	33.6	35.8	33.4

WEST PHARMACEUTICAL SERVICES

REPORTING SEGMENT INFORMATION

(in millions)

	Three Months Ended		Six Months Ended
	June 30		June 30
Net Sales:	2007	2006	2007	2006
Pharmaceutical Systems	$189.3	$166.4	$380.7	$326.4
Tech Group	77.7	76.5	146.7	142.2
Eliminations	(3.3)	(2.7)	(6.1)	(5.6)
Consolidated Total	$263.7	$240.2	$521.3	$463.0

Operating Profit (Loss):
Pharmaceutical Systems	$39.8	$38.0	$84.5	$73.8
Tech Group	3.5	4.7	6.3	9.6
U.S. pension expenses	(1.6)	(2.3)	(3.2)	(4.6)
Stock based compensation expense	(1.9)	(2.7)	(2.3)	(6.9)
General corporate costs	(4.9)	(5.6)	(10.9)	(11.6)
Consolidated Total	$34.9	$32.1	$74.4	$60.3

WEST PHARMACEUTICAL SERVICES

NON-GAAP MEASURES (UNAUDITED)

SIX MONTHS ENDED JUNE 30, 2006

(in millions, except per share data)

	As Reported June 30, 2006	Extinguishment of Debt	Tax Settlement	Non-GAAP June 30, 2006
Operating profit	$60.3	$—	$—	$60.3
Loss on debt extinguishment	5.9	(5.9)	—	—
Interest expense, net	5.8	—	0.2	6.0
Income before income taxes and minority interests	48.6	5.9	(0.2)	54.3
Provision for income taxes	14.5	1.8	0.4	16.7
Minority interests	0.2	—	—	0.2
Income from consolidated operations	33.9	4.1	(0.6)	37.4
Equity in net income of affiliated companies	1.1	—	—	1.1
Income from continuing operations	$35.0	$4.1	$(0.6)	$38.5

Net income per diluted share:
Continuing operations	$1.05	$0.12	$(0.02)	$1.15

The Company incurred a $5.9 million pre-tax charge in connection with the refinancing of $100 million of debt obligations and recognized a tax benefit of $0.4 million as a result of the conclusion of a claim for an earlier tax period. Interest income of $0.2 million was recorded on the tax benefit received.

The above items occurred in the first quarter of 2006 and have no impact on 2006 second quarter results.

Non-GAAP financial measures are used by management to assess financial performance. Non-GAAP financial measures are intended to explain or aid in the use of, not as a substitute for, the related GAAP financial measures.